Exhibit 10.5

May 4, 2017

Ormat Technologies, Inc.

6225 Neil Road
Reno, Nevada 89511-1136

Attention: Board of Directors

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement dated as of May 4, 2017 (the "Purchase Agreement"), by and among FIMI ENRG Limited Partnership, FIMI ENRG, L.P. (such entities, collectively, "FIMI"), Bronicki Investments, Ltd. ("Bronicki"), Isaac Angel, an individual and Chief Executive Officer of the Corporation, the undersigned Chief Financial Officer of the Corporation, and Orix Corporation ("Orix"). Under the Purchase Agreement, among other things, the undersigned will sell to Orix the CFO Shares and will receive from Orix the CFO Consideration (each such term as defined in the Purchase Agreement), all subject to and in accordance with the terms and conditions of the Purchase Agreement.

In connection with the transactions contemplated by the Purchase Agreement, Ormat Technologies Inc. (the "Company") is entering into, or will enter into, that certain Commercial Cooperation Agreement, Governance Agreement, and Registration Rights Agreement, each by and between the Company and Orix and dated, or to be dated, on or about the date of the Purchase Agreement or the date of closing thereunder, as the case may be. The Purchase Agreement, Cooperation Agreement, Governance Agreement and Registration Rights Agreement are referred to as the "Transaction Agreements" and the transactions contemplated therein are collectively referred to as the "Proposed Transaction."

In connection with the Proposed Transaction, the Board of Directors of the Company (the "Board") has approved, adopted and authorized certain resolutions to accelerate the remaining vesting period applicable to the unvested stock options previously granted to the undersigned, such that all such stock options (the "Accelerated Stock Options") shall be exercisable by the undersigned immediately upon the effective date of said resolutions.

Notwithstanding the foregoing acceleration, the undersigned hereby agrees that so long as he continues to be and remains employed in his current position during such period, he will not, commencing on the date hereof and ending on June 30, 2018, sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock of the Corporation resulting from the exercise of that portion of the Accelerated Stock Options granted to the undersigned on June 14, 2016. For the avoidance of doubt, this restriction shall not apply if the undersigned resigns or is terminated from his position with the Corporation (for any reason) prior to June 30, 2018.

From and after June 30, 2018, the undersigned shall be under no further restriction hereunder and shall be entitled, at his discretion, to sell, transfer or otherwise dispose of, directly or indirectly any portion or all of the shares of common stock of the Corporation resulting from the exercise of that portion of the Accelerated Stock Options granted to the undersigned on June 14, 2016.

The undertaking contained herein applies only to the Accelerated Stock Options and shall not apply and shall not be deemed to apply to any other stock options or other incentive compensation which may be granted to the undersigned after the date hereof in accordance with his Employment Agreement or otherwise.

Very truly yours,

/s/ Doron Blachar

Doron Blachar

Agreed and Accepted:

Ormat Technologies, Inc.

By:     /s/ Isaac Angel

Name: Isaac Angel

Title: CEO

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